Exhibit 99.1

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares, Inc.	Contact:	Ron Blevins
330 Hospital Road		Sr. V.P. and Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
Fax: 804/445-1047

July 16, 2004

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported second quarter and year-to-date net income and earnings per share, announced a dividend declaration, and reported total assets of $688 million, an increase of 23.3% over total assets one year ago.

The Company reported net income of $1.82 million, or $0.37 per diluted share, for the quarter ended June 30, 2004, and $3.73 million, or $0.77 per diluted share, for the six months ended June 30, 2004. For the quarter ended June 30, 2004, net income increased $80 thousand, or 4.6%, from second quarter 2003 net income of $1.74 million. Earnings per diluted share increased $0.01 from $0.36 in the same quarter of the prior year. For the six months ended June 30, 2004, net income increased 8.2% and earnings per share increased 8.5%, respectively, over net income and diluted earnings per share for the six months ended June 30, 2003. Primary factors in the quarter and year-to-date net income have been an increase in net interest income, fueled by an increase in average earning assets, partially offset by an increase in noninterest expense. For the quarter and year-to-date periods, respectively, changes in the major income statement categories are: net interest income up $887 thousand, or 14.0%, and $2.1 million, or 17.2%; loan loss provision up $67 thousand, or 31.9%, and $110 thousand, or 21.7%; noninterest income excluding realized gain on securities up $178 thousand, or 20.2%, and $396 thousand, or 23.7%; and noninterest expense up $1.1 million, or 24.7%, and $2.3 million, or 25.9%. $815 thousand of the year-to-date noninterest expense increase is directly attributable to the purchase of three branch offices and the opening of another branch in 2003.

Net realized gain on securities sales was $164 thousand for the quarter and $246 thousand year-to-date, compared to $14 thousand and $90 thousand for the comparable periods in 2003. The Company realized net gains on securities sales through the sale and replacement of $10 million of securities in the quarter and $20 million year-to-date, as it re-positioned its securities portfolio in anticipation of rising interest rates. This repositioning of approximately 15% of the portfolio has a dual impact as it decreases interest rate risk in a rising interest rate environment, but negatively impacts current net income and interest margin.

The Company’s return on average equity (ROE) and return on average assets (ROA) were 12.4% and 1.06%, respectively, for the quarter ended June 30, 2004, compared to 13.0% and 1.26%, respectively for the second quarter of 2003. Annualized ROE and ROA were 12.9% and 1.10%, respectively, for the six months ended June 30, 2004, compared to 13.1% and 1.27%, respectively, for the six months ended June 30, 2003.

Total assets increased by $129.9 million, compared to one year ago, reaching a record level of $687.5 million at June 30, 2004. Average loans of $492.5 million for the second quarter of 2004 were up 18.8% compared to $414.1 million in the second quarter of 2003. Average deposits of $588.8 million were an increase of 24.4% compared to $473.5 million in the same quarter of 2003. The acquisition of three branch offices from First Virginia Bank/Hampton Roads in September 2003 was responsible for $28.3 million of the increase in loans and $66.0 million of the increase in deposits. Nonperforming assets as a percentage of total loans decreased to 0.96%, compared to 1.07% at June 30, 2003. Annualized net charge-offs were 0.16% of average loans for both the quarter and the first six months of 2004, compared to 0.15% in the second quarter of 2003, 0.18% for the first six months of 2003 and 0.26% for the full year 2003.

President and CEO Joe A. Shearin is also pleased to announce that the Board of Directors declared a dividend of $0.15 per share, payable August 10, 2004 to shareholders of record on July 27, 2004. Shearin stated, “We are pleased to bring our investors another strong earnings report. Despite expenses in connection with Sarbanes-Oxley and investment in our company, the Company continues to produce healthy returns to our stockholders.”

Eastern Virginia Bankshares, the parent company for Bank of Northumberland, Hanover Bank and Southside Bank, operates 20 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, King William, Lancaster, Middlesex, Northumberland, Southampton, Surry and Sussex. The Company’s stock trades on the NASDAQ Small Cap Market System under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Interest rate fluctuations

•	Changes in general economic and business conditions

•	Competition within and from outside the banking industry

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Eastern Virginia Bankshares

	Three Months Ended
	6/30/2004	6/30/2003
Income Statements
Interest income	$9,881	$8,864
Interest expense	2,669	2,539

Net interest income	7,212	6,325
Provision for loan losses	277	210
Noninterest income	1,059	882
Gain (loss) on securities sales	164	14
Noninterest expense	5,729	4,594
Income tax expense	610	678

Net income	$1,819	$1,739

Earnings per share, basic and assuming dilution	$0.37	$0.36
Selected Ratios
Return on average assets	1.06%	1.26%
Return on average equity	12.39%	12.95%
Net interest margin	4.69%	4.96%

	Six Months Ended
	6/30/2004	6/30/2003
Interest income	$19,840	$17,637
Interest expense	5,299	5,234

Net interest income	14,541	12,403
Provision for loan losses	617	507
Noninterest income	2,064	1,668
Gain (loss) on securities sales	246	90
Noninterest expense	11,160	8,863
Income tax expense	1,343	1,342

Net income	$3,731	$3,449

Earnings per share, basic and assuming dilution	$0.77	$0.71
Selected Ratios
Return on average assets	1.10%	1.27%
Return on average equity	12.90%	13.08%
Net interest margin	4.78%	4.96%

	06/30/04	06/30/03
Balance Sheets
Loans, net of unearned interest	$499,454	$423,401
Total assets	687,547	557,971
Deposits	591,323	473,311
Other borrowings	34,194	25,000
Shareholders’ equity	56,262	55,554
Book value per share	11.54	11.43
Asset Quality
Allowance for loan losses	6,735	5,957
Nonperforming assets	4,795	4,523
Net loan charge-offs, current quarter	190	223
Net loan charge-offs, year-to-date	378	298
Loan loss reserve % of total loans	1.35%	1.41%
Nonperforming assets % of total loans and other real estate	0.96%	1.07%

3